Songyuan City Liuhe Co., Ltd.

Shares Transfer Agreement

The 16th Day of May, 2011

The Parties enter this Shares Transfer Agreement (the “Agreement”) on 05/16/2011 in Songyuan City, Jilin Province, China.

Transferee (Party A): DaQing YueYu Oilfield Underground Technology Service Co., Ltd.

Transferer (Party B): Wenli Wang, Guoqing Wang and Shuping Wang

[Collectively, the “Parties”]
Preamble
Whereas, Party B intends to transfer all shares owned in Songyuan City Liuhe Co., Ltd. (the “Liuhe”), upon voluntary and equal negotiations between the Parties, the Parties enter this Agreement based on the Letter of Intent executed on 03/26/2011 (the “LOI”), the Contract Law, the Corporate Law and other related laws and regulations.

Article 1-Contingency for Acquisition
1.1	Party A is wholly owned subsidiary of a U.S. public listed Company whose stocks are publicly traded and Party A intends to be acquire 100% shares of Liuhe.
1.2
Party B is consisted of the entire shareholders of Liuhe, a domestic company registered in Songyuan City, Jilin Province, with the permit and license to develop Big 28 Oilfields under the cooperation with Jilin Province Oilfield Branch Company. Party B agrees to transfer all 100% shares of Liuhe to Party A and hereby waive the rights of first refusal.

Article 2-Definition
2.1	Liuhe: Songyuan City Liuhe Co., Ltd., which is wholly owned by Party B.
2.2	Shares: 100% shares of Liuhe collectively owned by Party B, among which Wenli Wang-12%; Guoqing Wang-60%; and Shuping Wang-28%.
2.3	PetroChina: Petroleum China Co., Ltd
2.4	Branch Company: Petroleum China Co., Ltd, Jilin Province Oilfield Branch Company.
2.5
Closing: Registration of changes of shareholders’ information and authorized representative of Liuhe with the Industry and Commerce Department, upon which Party A will be the sole owner of Liuhe of its 100% shares, assets, materials and resources with the rights of ownership, possession, use, distribution of profits, business operation and disposal, etc.

2.6	Currency: RMB

Article 3-Transferred Shares
3.1	Party B shall transfer 100% shares in Liuhe to Party A.
3.2
The Cooperation Agreement between Liuhe and Branch Company shall be assigned to Party A upon the completion of shares transfer and Party A shall become the party to cooperate with Branch Company to operate the Big 28 Oilfield, which is 8.75 square kilometer (2,117.69acre) assuming all rights and obligations under the above Cooperation Agreement.

3.3
Any and all assets of Liuhe, including the above stated Cooperation Agreement, infrastructures in oilfield, fixed assets and current assets, debts and property ownership shall be transferred to Party A accordingly under this Agreement.

3.4
Any and all materials and documents of Liuhe, including the Cooperation Agreement related documents, related files with Industry and Commerce Department, Tax Department, Banking Departments, etc., business plans, statistic data, blueprints, accounting and auditing documents, sales files, debts files, exploration reports and explanatory documents of the oilfields, etc.

Article 4-Prices of Transferred Shares
4.1	Upon the Parties entering this Agreement, Party A shall check the assets and liabilities of Liuhe.
4.2	Party A shall retain U.S. auditor to conduct the audit on Liuhe in June, 2011. Party B shall fully cooperate with the above said audit.
4.3
In the event that the U.S. auditor finds any substantial issues that would negatively affect the shares transfer under this Agreement, including but not limited to the any undisclosed warrants or guaranties of Liuhe, litigations, untrue assets, material risks in business, etc., Party A shall inform Party B of the same in writing and the Parties shall resolve the problems through negotiation and discussion.  In the event within 10 days from the date that Party A sent out such notice, Party B fails to resolve the problems to the Party A’s satisfaction, Party A shall have the right to terminate this Agreement by written notice to Party B.

4.4
In the event that the U.S. auditor does not find any undisclosed warrants or guaranties of Liuhe, litigations, untrue assets, material risks in business, etc., and upon the completion of the audit, the shares under this Agreement shall be priced with total transfer price of RMB 83,000,000.

4.5
Party A shall assume any and all liabilities of Liuhe recorded as of May 31, 2011. Party B shall assume any and all liabilities of Liuhe recorded after May 31, 2011.Any liabilities of Liuhe not recorded on the accounting documents shall be irrevocably jointly liable by Party B, and Party A will not assume any and all liabilities unrecorded on the accounting files.

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Article 5-Payment and Transfer of Shares
5.1
The U.S. Auditor shall complete the audit on Liuhe on or before September 30, 2011 and in the event that the U.S. auditor does not find any undisclosed warrants or guaranties of Liuhe, litigations, untrue assets, material risks in business, etc., Party A shall pay Party B 60% of the total transfer price within ten (10) days upon the completion of audit (RMB 49,800,000) and the balance (RMB 33,200,000) shall be paid on or before December 31, 2011.

5.2
Upon the receipt of above 60% transfer price payment from Party A, Party B shall begin the transfer of Liuhe to Party A.  Within ten (10) days of the receipt of 60% transfer price payment, Party B shall transfer the 60% shares of Liuhe and business operation related permits to Party A, including all original and duplicate shareholders and corporate representative’s documents.  Within ten (10) days of the receipt of the balance payment, Party B shall transfer the 40% shares of Liuhe to Party A.

5.3
Party B shall deliver all corporate seals, accounting seals, contract seals, financial staff’s seals to Party A.  Party B shall deliver the approval documents and certificates with respect to the above Cooperation Agreement, and the original and duplicate Cooperation Agreement and related documents with PetroChina to Party A. Party B shall further deliver all assets certificates, accounting records, assets lists, contracts, secretary documents, blueprints, technician materials, etc. to Party A.

5.4
Party B represents and warrants that the assets on record shall not be damages, and the records shall be complete for the transfer purpose.  Any damages to the assets shall be evaluated and the damaged value shall be deducted from the total transfer price.

5.5
After 60% shares of Liuhe is transferred to Party A, in the event that Party A finds Liuhe has any liabilities out of the accounting records, such liabilities shall be deducted directly from the balance payment. In the event that the total balance payment amount is less than the liabilities found by Party A, Party B shall jointly liable for such liabilities.

5.6	On the second day of the receipt of 60% total transfer price payment, Party B shall transfer the incomes receivable from the sales of crude oil to Party A.

Article 6-Rights and Obligations
6.1	Party B represents and warrants that there is no mortgage, pledge, lien or any other claims of a third party on the transferred shares.
6.2	Party A shall pay the transfer price according to this Agreement and Party A warrants that the resource of the payment funds is legitimate.
6.3	Party A shall obtain complete ownership of Liuhe’s shares not subject to any claims under this Agreement and assume all rights and liabilities as the shareholder of Liuhe.
6.4	Party B represents and warrants that the transferred documents, files and seals under this Agreement are true and complete and will not cause any disadvantages to the future development of Liuhe.
6.5	Party represents and warrants that any information regarding the geography, business operation, sales, financials and the development of Liuhe shall not be disclosed to any third party in any methods.

Article 7-Closing
7.1
Upon receipt of the 60% total transfer price payment, Party B shall transfer the 60% shares of Liuhe and corporate authorized representative to Party A; Upon the receipt of the balance payment, Party B shall transfer the 40% shares of Liuhe to Party A.

7.2	At the Closing, Party A shall receive any and all documents, files and seals of Liuhe.
Upon the above, the shares transfer shall be deemed closed and completed.

Article 8-Representtations and Warrants
8.1
Party B irrevocably represents and warrants under the authorized shareholders’ authority as set forth in the bylaws of Liuhe hereby that there is no mortgage, pledge, lien or any other claims of a third party on the transferred shares.

8.2
Party B irrevocably represents and warrants hereby that Liuhe is a valid incorporated company in China and the business operations, capital investment, documents executions and other related corporate and related individuals’ activities are valid and effective.

8.3
Party B irrevocably represents and warrants hereby that any and all disputes among the members of Party B shall not be addressed to Party A and Party A has no relationship with any of such disputes.  Members of Party B shall be solely responsible to resolve such disputes, if any.

8.4	Party B irrevocably represents and warrants hereby that Liuhe has no liabilities not recorded on the accounting records and there are no pending or possible legal litigations or disputes.
8.5
Party B irrevocably represents and warrants hereby all the transferred documents, files and seals under this Agreement are true and complete and will not cause any disadvantages to the future development of Liuhe.

8.6	Party B irrevocably represents and warrants hereby this shares transfer shall be jointly liable by all members of Party B.
8.7
Party A irrevocably represents and warrants hereby that Party A is a valid incorporated company in China and and the business operations, capital investment, documents executions and other related corporate and related individuals’ activities are valid and effective.

8.8	The Parties jointly represents and warrants hereby that the Parties shall be bound under this Agreement.

Article 9-Expenses
9.1	The Parties agree to execute this Agreement and any taxes and expenses in connection with such execution shall be liable by the Parties respectively.
9.2	The costs and expenses incurred in the registration of the changes of Liuhe shall be paid by Party A.

Article 10-Penalties
10.1
Any party breaching this Agreement shall pay the other party the penalty for breaching the Agreement and indemnify the other party the losses incurred. The other party shall have the right to continue this Agreement or terminate this Agreement.

10.2
Party B shall return all received payment with interests (calculated in the demand deposit interest rate) and pay the daily breaching penalty of 0.02% of the total transfer price to Party A if any of the following events occurs:

Party B fails to transfer the shares ownership and corporate authorized representative permits to Party A.
Party B fails to deliver all required documents, materials and seals to Party A.
10.3
Party A shall pay daily delaying penalty of 0.02% of the total transfer price to Party B if Party A fails to pay the transfer price under this Agreement and Party A shall be liable for the related losses.

Article 11- Amendments and Termination
11.1	The Parties agree that any amendments to this Agreement shall be made in writing.
11.2	This Agreement shall be terminated in the event of the following:
Any Force Majeure or governmental acts occurs out of the Parties’ control, this Agreement can be terminated without liabilities to either party.
Upon the Parties’ mutual consent in writing, this Agreement can be terminated.
In the event one party fails to perform this Agreement and cause the breach of the Agreement, the other party shall have the right to terminate this Agreement unilaterally and the breaching party shall be liable for any losses caused herein.

Article 12- Addendums.
12.1	Party B promises that Party A shall have the right to acquire the entire working staff and management of Liuhe for the purpose of the future development of business operation of the company.
12.2	Any other matters not discussed herein, the Parties shall discuss the matters through negotiation and enter the addendums to this Agreement with same legal effects.

Article 13- Disputes Resolution
13.1	The Parties shall resolve any disputes under this Agreement through negotiation and any disputes cannot be resolved through negotiation shall be submitted to the courts where Party A resides.

Article 14- Effectiveness
14.1   This Agreement shall be effective upon the Parties’ signatures as follows and shall be executed in eight (8) copies with same legal effects and four (4) copies to each party.

Party A (Signature and Corporate Seal)      Party B (Signature and Corporate Seal)
 [Signature]: Linan Gong                                                                       [Signature]: Wenli Wang
  Guoqing Wang
  Shuping Wang
[Corporate Seal]                                                                                                 [Corporate Seal]

The 16th Day of May, 2011